Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	October 31, 2006
BUTLER NATIONAL CORPORATION ANNOUNCES FAA GROUP APPROVAL FOR LEARJET 35/36 AND LEARJET 23 RVSM SOLUTION

Olathe, Kansas October 31, 2006 - Butler National Corporation (OTC Bulletin Board "BUKS") a leading manufacturer and provider of support systems for "Classic" airplanes, announces its subsidiary, Avcon Industries, Inc., has received FAA Group Approval for its next-generation RVSM solution in Learjet 35 and 36 model airplanes equipped with the FC-200 autopilot. This approval makes the Avcon RVSM Solution the most comprehensive in the industry, covering the Learjet 23, 24, 25, 28, 29, 35 and 36 models. Avcon also received FAA group approval for RVSM operations in the Learjet 23, the flagship of the Lear family. The Avcon Learjet RVSM solution allows these airplanes to operate with reduced vertical spacing at altitudes of 29,000 feet through 41,000 feet. The Avcon solution will also allow interface with the most advanced "glass panel" cockpit display systems. Avcon entered the Learjet 30 series RVSM market as an experienced, high-quality, cost-effective provider. There are approximately 150 Learjet 30 series airplanes flying without RVSM.

Larry Franke, President of Avcon, said, "The Avcon solution has been installed on four Learjet 35 and three Learjet 23 airplanes. Over the next couple of years, we believe an additional 50 to 100 Learjet 20 and 30 series airplanes will install the Avcon solutions. Our next-generation solution allows customers the flexibility to significantly upgrade their cockpits with top of the line avionics suites. We received significant interest at the 2006 NBAA (National Business Aircraft Association) Convention in Orlando, FL, last week. We applaud the hard work and dedication of all our employees in completing this certification effort."

Our Business:

About Avcon Industries, Inc.
Avcon Industries, Inc., a wholly owned subsidiary of Butler National Corporation, offers modification of individual and company owned business-size aircraft from passenger to freighter configuration, addition of aerial photography capability, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dassault Falcon aircraft along with other specialized modifications.

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein. These Risk Factors are also listed in Part I Item 1A of the Company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations

Creative Options Communications
jdrewitz@comcast.net

Phone (214) 498-7775 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-